Filed Pursuant to Rule 433

Registration No. 333-109215

A preliminary prospectus supplement of the Republic of Colombia accompanies this free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/917142/000119312506045479/d424b3.htm

Republic of Colombia

Securities:    [•]% Global TES Bonds due 2021

Registration:    Registered with the U.S. SEC

Face Amount of Bonds:    Ps. [•]

Gross Proceeds:    USD [•]

Maturity Date:    3/12/2021

Coupon:    [•]

Interest Rate Period:    Annual

Clearing Yield:    [•]%

Competitive Bids:    [•]

Proration:    [•]%

Public Offering Price:    [•]

Applicable Exchange Rate:    Ps. 2,256.17 / USD

Underwriting Discount:    [•] bps

Net Proceeds before expenses to the Republic of Colombia:    $[•]

Pricing:    3/6/2006

Settlement:    3/13/2006

Bookrunners:    J.P. Morgan Securities Inc. (billing and delivery) and Morgan Stanley

Allocation:

Face Amount
J.P. Morgan Securities Inc.	$	[	•]
Morgan Stanley & Co. Incorporated	$	[	•]

Total	$	[	•]

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternately, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649 / collect 1-212-834-4307.

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